EXHIBIT 21.1
SUBSIDIARIES OF ESTABLISHMENT LABS HOLDINGS INC.

Name of Subsidiary	Jurisdiction of Organization
Establishment Labs, S.A.	Costa Rica
Motiva USA, LLC	Delaware
JAMM Technologies, Inc.	Delaware
Establishment Labs Produtos par Saude Ltda	Brazil
European Distribution Center Motiva BVBA *	Belgium
Motiva Implants France SAS	France
JEN-Vault AG	Switzerland
Motiva Nordica AB **	Sweden
Motiva Implants UK Limited	The United Kingdom
Motiva Italy S.R.L	Italy
Motiva Implants Spain, S.L.	Spain
Motiva Austria GmbH	Austria
Motiva Germany GmbH	Germany
Motiva Argentina S.R.L.***	Argentina
* European Distribution Center Motiva BVBA owns 99% of Establishment Labs Brasil Produtos Para Saude Ltda., with 1% owned by a local Brazilian party.
** European Distribution Center Motiva BVBA owns 100% of Motiva Nordica AB.
*** Establishment Labs Holdings Inc. and Establishment Labs, S.A. own 95% and 5%, respectively, of Motiva Argentina S.R.L.